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                                                                    EXHIBIT 4.3


                            SPECIMEN UNIT CERTIFICATE
                      EACH UNIT CONSISTING OF ONE SHARE OF
                          COMMON STOCK, PAR VALUE $.10
                         AND ONE REDEEMABLE COMMON STOCK
                                PURCHASE WARRANT

                                                               CUSIP 45320R 20 7

                                                                THIS CERTIFICATE
                                                                 IS TRANSFERABLE
                                                                   IN DENVER, CO


                          IMPLANT SCIENCES CORPORATION


THIS CERTIFIES THAT, FOR VALUE RECEIVED


or registered assigns (the "Registered Holder") is the owner of the number of Units specified above, each of which consists of one share of Common Stock, par value $.10, and one Redeemable Common Stock Purchase Warrant (the "Warrant"). Each Warrant entitles the holder to purchase one share of Common Stock, at an
exercise price of $    (120% of the initial public offering price of the Common
Stock included in the Units) at any time commencing thirteen months after the date of the Prospectus (the "Commencement Date") and ending three years after the Commencement Date. The Warrants are redeemable by the Company at a redemption price of $.20 per Warrant at any time commencing thirteen months from the date of the Prospectus, provided that the reported closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market, Inc. (or if the Common Stock is not traded on such market then on the principal trading market for the
Common Stock) averages at least $   (140% of the initial public offering price
of the Common Stock included in the Units) for a period of 15 consecutive trading days.



         The shares of Common Stock and Warrants comprising the Units shall be separately tradeable, upon the earlier of the determination of the Underwriter for the public offering of these Units and thirteen months from the Commencement Date. The Warrants can only be redeemed if a current prospectus covering the Warrants and the shares of Common Stock issuable thereunder is then in effect. The terms of the Warrants are governed by a Unit and Warrant Agreement dated as of ____________, 1999 (the "Unit and Warrant Agreement") between the Company and American Securities Transfer & Trust, Inc. as Warrant Agent (the "Agent") and are subject to the terms and provisions contained therein and on the face of the certificates covered thereby, to all of which terms and provision the holder of this Unit Certificate consents by acceptance hereof.



         Copies of the Unit and Warrant Agreement are on file at the office of the Agent at American Securities Transfer & Trust, Inc., ___________, Denver, Colorado 80201, and are available to any Unit or Warrant holder on written request and without cost.


         This Unit Certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.


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         IN WITNESS WHEREOF, the Company has caused this Unit Certificate to be duly executed manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted heron.

Dated:
       ------------------------

Countersigned and Registered
American Securities Transfer & Trust, Inc.
PO Box 1596
Denver, Colorado  80201
Transfer Agent and Registrar


By
   ----------------------------
   Authorized Signature


Implant Sciences Corporation
Corporate Seal


Implant Sciences Corporation


By:
    ---------------------------
    Chief Financial Officer


By:
    ---------------------------
    Chief Executive Officer and
      President